Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Cambodia Airways Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0001 per share(1)	457(o)	10,000,000	$5.00	$57,500,000	$153.10 per $1,000,000	$8,803.25
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$57,500,000
	Total Fees Previously Paid						$1,265.29
	Total Fee Offsets						-
	Net Fee Due						$7,655.00

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.